Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:	At Hayden IR:
Jason Napolitano, Executive Vice President & CFO	Brett Maas, Managing Partner
(970) 493-7272, Ext. 4105	(646) 536-7331
brett@haydenir.com

Heska Reports Second Quarter 2012 Earnings

Company grows revenue and increases gross margin

LOVELAND, CO, August 10, 2012 --Heska Corporation (NASDAQ:HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its second quarter and six-month period ended June 30, 2012.

Second Quarter 2012 Highlights:
•	Consolidated revenue was $18.3 million, an increase of 5% compared to the $17.4 million in the second quarter of 2011.
•	Core Companion Animal Health revenue of $15.7 million, a 12% increase as compared to $14.0 million for the second quarter of 2011.
•	Gross profit of $8.0 million, or 44.0% gross margin, compared to gross profit of $7.5 million, or a 42.8% gross margin, for the second quarter of 2011.
•	$383 thousand in operating income, as compared to $887 thousand in operating income in the second quarter of 2011.
•	Heska completed the quarter with $7.6 million in cash with no debt and $19.2 million in working capital.

"In the second quarter of 2012, Heska grew its revenue and benefited from improvements in our strengthened and expanded sales force, which provides encouragement about the long-term growth potential for our company," commented Dr. Robert Grieve, Heska's Chairman and CEO.  "However, this progress was unable to fully offset the profitability impact of the anticipated revenue decline in our Other Vaccine, Pharmaceuticals and Products segment as well as increased sales and marketing expenses largely related to our recent investments in our sales force.  We remain excited for the prospects of the new products we plan to launch in the coming year."

Financial Results
Second quarter 2012 revenue was $18.3 million, compared to $17.4 million in the second quarter of 2011.  In the second quarter of 2012, Core Companion Animal Health revenue grew approximately 12% to $15.7 million from $14.0 million in the prior year period and Other Vaccines, Pharmaceuticals and Products revenue decreased approximately 24.9% to $2.6 million from $3.4 million in the second quarter of 2011.  Second quarter gross profit was $8.0 million, or 44.0% gross margin, compared to gross profit of $7.5 million, or a 42.8% gross margin, in the second quarter of 2011.  Total operating expenses were $7.7 million, or 42.0% of revenue, in the second quarter of 2012 compared with total operating expenses of $6.6 million, or 37.7% of revenue, in the prior year period.  The Company reported operating income of $383 thousand in the second quarter of 2012 compared to operating income of $887 thousand in the second quarter of 2011.  Income before income taxes was $440 thousand in the second quarter of 2012 compared to $745 thousand in the prior year period.  In the second quarter of 2012, net income was $262 thousand, or $0.05 per diluted share, compared to net income of $457 thousand, or $0.09 per diluted share, in the second quarter of 2011.  In the second quarter of 2012, the Company recorded a $144 thousand deferred tax expense compared to a $235 thousand deferred tax expense in the prior year period.

"This was a strong quarter in terms of analyzer placements," added Dr. Grieve.  "Our chemistry analyzer placements were comparable to those we experienced in the first two quarters of 2008, which was shortly following the November 2007 launch of a new chemistry analyzer with a heavy and creative marketing focus.  To see placements return to pre-recession levels is encouraging, and this bodes well for consumable sales in coming quarters.  Through the first six months of 2012, our chemistry analyzer placements are over 80% of the total chemistry units placed for the full year of 2011.  I think this achievement also speaks to the contribution of our expanded and strengthened sales organization."

Year-to-date revenue was $37.4 million compared to revenue of $37.0 million in the prior year period.  Year-to-date Core Companion Animal Health revenue increased 6.0% to $32.3 million from $30.5 million in the prior year period and Other Vaccines, Pharmaceuticals and Products revenue decreased 20.4% to $5.2 million from $6.5 million in the prior year period.  Year-to-date gross profit was $17.0 million, or 45.3% gross margin, compared with gross profit of $15.8 million, or 42.7% gross margin, in the prior year period.  Total year-to-date operating expenses were $15.5 million, or 41.4% of sales, compared with $13.3 million, or 36.1% of sales in the prior year period.  The Company reported year-to-date operating income of $1.5 million compared to operating income of $2.4 million in the prior year period.  Pre-tax income was $1.4 million year-to-date, compared to pre-tax income of $2.3 million in the prior year period.  Year-to-date net income, inclusive of a $452 thousand deferred income tax expense, was $846 thousand or $0.15 per diluted share, compared with net income of $1.4 million, or $0.26 per diluted share, in the prior year period.  The results for the first six months of 2011 included a $730 thousand deferred income tax expense.

Balance Sheet
As of June 30, 2012, Heska had $7.6 million in cash and working capital of $19.2 million.  Stockholders' equity increased slightly to $48.8 million compared to $48.4 million as of December 31, 2011.

Investor Conference Call
Management will conduct a conference call on Friday, August 10, 2012 at 11 a.m. EDT (9 a.m. MDT) to discuss the second quarter 2012 financial results.  To participate, dial (877) 941-8609 (domestic) or (480) 629-9692 (international); the conference call access number is 4554212.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until August 24, 2012.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The replay access number is 4554212.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The Company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results.  These statements are based on current expectations and are subject to a number of risks and uncertainties.  Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to the productivity of Heska's sales personnel, including the ability to increase or maintain such productivity; uncertainties related to Heska's ability to profit from instruments placed with customers, which may not be used as anticipated or at all by such customers; uncertainties related to Heska's ability to increase or maintain its revenue, and gross margin in future periods;  uncertainties related to third-party product development efforts, which Heska is significantly reliant upon; uncertainties related to the commercialization of new products, such as market acceptance; uncertainties regarding Heska's ability to sustain or successfully implement a routine quarterly cash dividend; uncertainties related to Heska's ability to maintain a given level of profitability, or profitability at all; uncertainties regarding the future tax treatment of dividends and the perceived desirability of continuing to pay a dividend under various tax structures which may be implemented through government action or inaction; competition; risks related to Heska's reliance on third-party suppliers, which is substantial;  uncertainties related to Heska's ability to successfully market and sell its products in an economically sustainable manner; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products, such as a unit of Merck & Co. Inc., which has exclusive rights to Heska's heartworm preventive in the United States; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Financial Table Follows:

Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Revenue, net:
Core companion animal health	$14,023	$15,701	$30,464	$32,281
Other vaccines, pharmaceuticals and products	3,424	2,570	6,488	5,165
Total revenue, net	17,447	18,271	36,952	37,446

Cost of revenue	9,978	10,223	21,185	20,475

Gross profit	7,469	8,048	15,767	16,971

Operating expenses:
Selling and marketing	3,570	4,751	7,530	9,639
Research and development	703	203	1,034	537
General and administrative	2,309	2,711	4,776	5,330
Total operating expenses	6,582	7,665	13,340	15,506
Operating income	887	383	2,427	1,465
Interest and other (income) expense, net	142	(57)	165	85
Income before income taxes	745	440	2,262	1,380
Income tax expense:
Current tax expense	53	34	159	82
Deferred tax expense	235	144	730	452
Total income tax expense	288	178	889	534
Net income	$457	$262	$1,373	$846

Basic net income per share	$0.09	$0.05	$0.26	$0.16
Diluted net income per share	$0.09	$0.05	$0.26	$0.15

Shares used for basic net income per share	5,234	5,327	5,233	5,296

Shares used for diluted net income per share	5,353	5,583	5,298	5,517

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2011	June 30, 2012
Cash and cash equivalents	$6,332	$7,624
Total current assets	28,891	29,728
Property and equipment, net	4,869	5,188
Total assets	61,894	63,186
Dividends payable	--	534
Total current liabilities	9,289	10,517
Stockholders' equity	48,439	48,764

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